Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FCN - Q2 2011 FTI Consulting Inc Earnings Conference Call

Event Date/Time: Aug 04, 2011 / 01:00PM GMT

CORPORATE PARTICIPANTS

Mollie Hawkes

FTI Consulting - Primary IR Contact

Jack Dunn

FTI Consulting - President and CEO

Dennis Shaughnessy

FTI Consulting - Chairman of the Board

Roger Carlile

FTI Consulting - EVP and CFO

David Bannister

FTI Consulting - EVP, Chairman of the North American Region

CONFERENCE CALL PARTICIPANTS

Paul Ginocchio

Deutsche Bank - Analyst

Tobey Sommer

SunTrust - Analyst

Timothy McHugh

William Blair & Company - Analyst

Arnold Ursaner

CJS Securities - Analyst

Scott Schneeberger

Oppenheimer & Co. - Analyst

David Gold

Sidoti & Company - Analyst

Kevin McVeigh

Macquarie Research - Analyst

Joseph Foresi

Janney Montgomery Scott - Analyst

Daniel Leben

Robert W. Baird & Company, Inc. - Analyst

PRESENTATION

Operator

Good day everyone and welcome to the FTI Consulting second quarter 2011 earnings conference call. As a reminder, today’s call is being recorded. And now, for opening remarks and introductions I’ll turn the call over to Ms. Mollie Hawkes. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting - Primary IR Contact

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s 2011 second quarter results, as reported this morning. Management will begin with formal remarks, after which we will take your questions. Before we begin, I would like to remind everyone that this conference call may include Forward-looking Statements within the meaning of section 21 of the Securities and Exchange Act of 1934. That involves uncertainties and risks. Forward-looking Statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results, performance expectations, plans or intentions, business trends and other information not historical, including statements regarding estimates of our future financial results.

For discussion of risks and other factors that may cause actual results or events to differ from these contemplated by the Forward-looking Statements, investors should review the safe harbor statement in which the earnings Press Release issued this morning. A copy is available on our website at www.fticonsulting.com, as well as disclosures under the heading Risk Factors and Forward-Looking Information on our most recent form 10K and in our filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any Forward-looking Statements, which speak only as of the date of this earnings call. During the call we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA and adjusted earnings per share. For a discussion of these non-GAAP financial measures, as well as our reconciliation of these non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the Press Release we issued this morning. With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn - FTI Consulting - President and CEO

Thank you very much, Mollie. Good morning to everyone, and thank you for joining us. With me are Dennis Shaughnessy, our Chairman; Roger Carlile, our CFO; and David Bannister, the Chairman of our North American Region. In response to our discussions with you over the last couple of weeks, and a survey we did, we are going to keep our prepared remarks to a minimum this morning, and there are a couple things I would like to give you as potential take-aways to the quarter; but we want to leave as much time as possible, per your request, for questions and drilling down on the issues that are really jugular to you. I would ask you to remember that the goal of FTI was to be the number one firm people turn to worldwide for solutions to the jugular issues that affect their wealth, their reputation and, indeed, their very lives.

Our strategy or, if you will, our value proposition was to attract, hire, acquire and, most importantly, retain the best talent in the world to help clients identify those jugular issues, devise value-added solutions and then deliver them locally through the last mile of execution in a timely, effective, thorough, seamless and cost-efficient manner. I think that this was a significant quarter in validating that strategy and achieving that goal and I would like to give you a couple things to think about in terms of the quarter. The first was that this was an excellent quarter. The company grew 15% as a whole. Second, our pro-cyclical businesses as a whole are more than gaining traction, they are strong, with three of them having excellent results. Third, our activities outside North America are also very strong. Four, with the steps we’ve taken in the quarter, we believe we are at or near the bottom of the market for our corporate finance and restructuring activities. Five, our financial position is strong; and six, we are reaffirming our guidance.

With regard to the quarter, revenues rose 15% to a record $400.4 million, the highest quarterly revenue in the history of the company, and our second consecutive quarterly record. Adjusted earnings per share for the quarter, excluding the special charge, were $0.64, up 23% over adjusted EPS in the second order last year, when there were no special charges. Adjusted EBITDA was 16.6% of revenues, which included the ramp-up expenses of our newly acquired LECG professionals as they began to get traction. With regard to our pro-cyclical businesses, as a whole, they grew 25%, and the organic growth for these businesses was a robust 16%. The delta represented growth from the LECG transactions, which are more than on plan. Highlights in the pro-cyclical businesses were 46% revenue growth in Economic Consulting, of which 18.5% was organic, and 33% revenue growth in Technology, all of which was organic. Forensic and Litigation Consulting grew revenues at 15%, 9.5% of which was organic, and Strategic Communications grew revenues at about 7.5%, though much of this was due to foreign exchange.

With regard to our activities globally, revenue outside the US this quarter was $102 million, or 26% of our total activities — both are all-time records. Revenue in Europe, Middle East in Africa grew 52% compared to the prior period, and 20% of this growth was organic, reflecting improvements in our Economic Consulting, Forensic and Litigation Consulting, and Strategic Communications segments. Total revenues in Asia Pacific nearly doubled compared to last year, 40% of which was organic revenue growth, with strong organic growth in Forensic and Litigation Consulting and Strategic Communications. The remainder represents the excellent acquisition we did in the turnaround and consulting business late last year. Latin America’s revenues grew 40% year-over-year, 26% of which was organic. Although Latin America is still small relative to the rest of FTI’s businesses, these results signify the dynamic market opportunities for FTI in the region, as their quarterly results continue to follow a rapid growth trajectory.

With regard to our corporate finance and restructuring business, we — and more importantly, the professionals in that business — believe it is at or near its bottom. Last couple of months have seen some firming in the core practice, and we took significant action in the quarter to both position the business for the new levels of core restructuring we are currently experiencing, and in anticipation of different areas we expect to grow. Most importantly, new leadership took the helm in the corporate finance and restructuring business, and we took steps to strengthen our transaction support business in anticipation of the resumption of a vibrant financing market in the back half of the year.

With regard to our financial position, after funding the accelerated stock buyback and the acquisition and ramp-up expenses of the LECG transactions, we have $99 million of unrestricted cash, and no borrowings on our $250 million revolving credit line. While our operating cash flow in the quarter was $26.4 million, compared to $49.2 million in the prior year’s quarter, this decline was primarily a result of the decline in core US restructuring in the Corporate Finance/Restructuring segment and the shift in some of its business to Asia, as well as the dynamic growth in our Economic Consulting segment, including through the LECG transactions. As a result of these structural changes in our accounts receivable make-up, our DSOs increased by 19 days, as compared to the second quarter of 2010.

On further diagnosis, about four days of this change were related to the presence of our business in Asia, where traditionally or historically, payment has been slower; four were due to the decrease in our core restructuring activities, and six were due to the tremendous growth in our Economic Consulting business, which has always had receivables that were the longest in the company; and then one or two extra days were from the receivables that we acquired in the LECD transaction, again, which historically had a longer time. If these trends continue, with record results in Econ and a flat or declining restructuring, we will have effectively had a one-time investment of additional cash in the working capital of our business. Regardless of this, our cash collections for the quarter were excellent, at approximately $347 million, and the current collection experienced of our accounts receivable has not changed materially. Therefore, we look forward to a strong cash flow from operations results in the remainder of 2011.

During the quarter, the company received and retired approximately 628,000 shares of its common stock pursuant to the accelerated stock buyback transaction entered into of March of this year, bringing the total number of shares received under this transaction to approximately 5,062,000. Under the terms of this transaction, the company may receive additional shares later and 2011, depending on the average price of the company’s stock. With regard to our outlook, we are enthusiastically reaffirming guidance. While our third quarter is typically lower than our second quarter, we are encouraged by the performance of all our businesses, and our sustained global revenue expansion. As I said, we are reaffirming our guidance for the full year 2011 of revenues in the range of $1.5 to $1.54 billion, and adjusted earnings per share of $2.30 to $2.45. With that we would like to open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Paul Ginocchio, Deutsche Bank

Paul Ginocchio - Deutsche Bank - Analyst

In the quarter, could you talk about if there was any EPS impact to the LECG transaction? And then remind us how you think that ramps over the next two quarters? And then maybe the revenue from — what you’re thinking about the revenue impact in the June quarter, also, thank you, from LECG?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

We did about — Paul, it’s Dennis — we did about $23.5 in revenue for LECG, which was higher than our initial expectation. I think what we had told you is we thought we were porting over about a — on the low side $60 million to the high side $80 million run rate, though clearly we were a little higher than the high end of that run rate. We anticipated no contribution in the quarter from LECG because of the — it wasn’t a clean acquisition from the point of view of buying a company that was up and running. It was taking a wide assortment of segments out of a company and trying to quickly transition them physically into our operation. It did, however, report about a $0.02 contribution to us, which was clearly above expectations. We would anticipate that — especially in the forensic and litigation units — that the number of people that have been brought in there, which had a depressing impact on their margin for the quarter, would start to ramp up. And I think you will see those contributions start to ramp up to where, by the end of the year, they should start to near what our normal traditional earnings contribution would be, and we would anticipate next year that we would get four quarters that would look like the segments that the various groups have been integrated into.

Paul Ginocchio - Deutsche Bank - Analyst

Based on that and some back-of-the-envelope calculations, it looks like then in the back half of the year, LECG is going to add between $0.05 to and $0.10 — I’ve just done that really quickly. I don’t understand the EPS guidance not going up — if you’re going to get that, or (multiple speakers)

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

One, we would agree with you on LECG, but I think the thing we have to be careful about is you’re staring at the same screens that we are, and there is a lot of confusion on what’s going to happen in both our major markets here and in Europe in the fourth quarter. And I think, clearly what we have done is look at the trends we have, the trends continue and the macro environment stays where it is — we certainly have a chance to do better than the top end of our range. On the other hand, if the trends turn down, we could see a slowdown in Europe — and we obviously have gotten much larger in Europe — and we could see a slowdown here, and that would put us still in the range, but certainly not at the top or above it. So I think —

Roger Carlile - FTI Consulting - EVP and CFO

Also, Paul, we did — in our May guidance — we did update it for what we thought the impact would be, so it is in there.

Paul Ginocchio - Deutsche Bank - Analyst

Okay. Understood. I guess I thought because of the slightly higher revenue, that you might increase the — I think I understand now, with your outlook on the uncertain economy. You talked about some management changes, and I think you talked about it when you issued the positive pre-announcement, But I don’t know — have you stated what was changed — who’s left — the changes you made? And finally, when did you get the shares in the quarter, or what’s the outlook for the third quarter share count? Thanks.

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Well we changed — as we had told you in the beginning of the year, we created very large regional profit centers, given our anticipated growth in those areas, to more effectively control the go-to-market strategy and obviously the costs of that. Because of the implementation of that organization, we created certain redundancies in some parts of the organization to where either the individuals or the value of the individual contribution we did not view as sustainable going forward. So we made changes in corporate finance, in the top management, we made changes in Strategic Communications, and then we looked hard at some of the operations inside of corporate finance. Given the run rate we are looking at right now, that now seems to be firming up, we took the opportunity to make some changes to align the personnel complements there to what we see as the upside opportunities, specifically transactional support growing and what we anticipate the run rate on restructuring would be. Again, assuming the economy we are in right now doesn’t change dramatically one way or the other.

Paul Ginocchio - Deutsche Bank - Analyst

Thank you very much. And the shares?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

The shares, we anticipate we will get one more delivery of shares. It’s driven, as you know, by the price. I mean, obviously, an accelerated stock buyback is accomplished by a very large short of your stock, and then the investment bank has the right to cover over a certain period of time, and then they are delivering shares to us during that time. I think we would get one more delivery, and to give you a number, I would be guessing. (multiple speakers) I don’t think it will have a major effect on the share count.

Paul Ginocchio - Deutsche Bank - Analyst

I’m thinking more about the q-on-q change. I didn’t know when you received the shares in the June quarter — the 600,000.

Roger Carlile - FTI Consulting - EVP and CFO

We received the June — the shares we got, in the second quarter, we got early in the second quarter. The weighted average shares were 42.5 million, there’s 41.5 million outstanding now and additional shares coming are late in the year, so it was said that won’t have a material impact on the weighted average shares for the rest of the year.

Operator

Tobey Sommer, SunTrust

Tobey Sommer - SunTrust - Analyst

If you gave this — I apologize — in your prepared remarks, but w hat was the organic rate of growth for the overall business, sequentially, excluding the contribution from LECG?

Roger Carlile - FTI Consulting - EVP and CFO

This is Roger Carlile, 6.2% was the overall organic growth rate.

Tobey Sommer - SunTrust - Analyst

How do you think about — in this kind of environment, what should we think about in terms of the mix of contribution to organic growth between utilization and/or rate?

Roger Carlile - FTI Consulting - EVP and CFO

Number one, you have a negative contribution coming out of corporate finance, because it is shrinking. So that is an anchor. I think, as Jack said, we feel we are at or approaching a bottom there, but rate is down in corporate finance, and demand is down, so the actual drag is a combination of both. In Econ, clearly they are extremely busy, and rate is not an issue and utilization is not an issue. And we, as you know, Tobey, have been adding capacity there to reflect what we saw was an increase in demand. In Tech, it is really not utilization-driven, as much as it is demand for the Technology and the services. And so that’s a totally different explanation. I think in FLC, it will be a combination of both rate and utilization improvement. In FLC, they have to digest more people who came over without a substantial book of business porting over from LECG, although we believe, given the activity that we are seeing those people involved in, that that’s going to change very quickly.

Jack Dunn - FTI Consulting - President and CEO

Yes. The growth in the quarter — and I would anticipate for the rest of the year — will be driven either by utilization or volume, depending on a particular business. I think we are still in a rate-constrained world, much less our industry, so I think it’s going to be because of the ability that we are seeing the improvement in the pro-cyclicals. The volumes are way up in Technology, we’re back to the — knock on wood — but it seems that we’re back to the halcyon days. So I think it’s going to be — this point of the cycle always starts with increases in your volumes and your utilization and then rate follows.

Tobey Sommer - SunTrust - Analyst

Two other questions. One, could you comment on the competition in Tech — from what I remember, during the recession, we had, at the early entry point of the funnel, some smaller market players competing on price for market share. And then, if you could also comment on, should we view the robust activity in the Economic Consulting segment as a leading indicator and a feeder to other segments future revenue?

David Bannister - FTI Consulting - EVP, Chairman of the North American Region

It’s Dave Bannister. Let me take the question on Technology, and I will put the Econ question back to Jack. In Technology, there’s some interesting things that went on during the quarter. We have had two acquisitions of some consequence in that space. One was a very nice, small competitor called Clear Well was bought by Symantec. We think it was an order of magnitude of $50 million business and that would’ve been the type of company we have spoken about in the past, where they were very aggressive on price to gain market share or to gain entry, and now have become part of a much become larger company with a somewhat distribution strategy. The other transaction that went on was Iron Mountain — sold their e-discovery assets along with their hosting assets to Autonomy. Our understanding is that business was not a particularly robust or growing business, but we really don’t have a great deal of clarity. The competitive set seems to really be centering in on one or two other high-quality companies. On Track would be the most obvious one, which is part of a large leveraged buy-out now, and seems to do fairly well. They take a somewhat different approach than we do. They tend to be a very high-volume, one-size-fits-all company, as opposed to more of a [spoke] company. And then a fair amount of still modest-size service providers companies. So the big four would have e-discovery capability using other people’s technologies, and then a number of regional providers. So I think we are starting to see the industry consolidate around a number of larger players. It’s reaching a somewhat more mature level in the sense of how people are behaving in the market. And we think all of that is good for us. That we don’t have irrational, venture-backed companies trying to grow by using price as their sole wedge. Dennis, do you want to add something there?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

No, I mean, I agree with what David said. I think, clearly, it’s heartening to us to see the valuations that people are paying for smaller-sized companies with smaller earnings contributions, if any. I think it shows a lot of the larger leaders in Technology view this as a real growth opportunity. To your question on economics, I think it’s really difficult to predict. I think, clearly, the M&A activity is extremely robust. Our people are in the vortex of it. There was a prediction by several investment bankers yesterday on one of the business channels, that the anticipated decline of the dollar was going to trigger a lot of in-bound M&A activity from Asia, which would have a currency arbitrage opportunity. If that continues, we would stay very busy. There are second request opportunities that are associated with this that our Technology folks have a chance to look at. And so, that clearly could be beneficial to them. But it’s very hard to tell, with the exception of Technology and special requests, what other spillover effect would come from all of this competition activity.

Jack Dunn - FTI Consulting - President and CEO

Remember that they are typically involved in the M&A front and strategics, which typically do a lot of their own due diligence and typically are involving a lot of outside financing. The more heartening thing is with the debt crisis solved — ha, ha — it looks like there will be a more vibrant lending market in the back half of the year, so we are expecting the private equity funds to resume their high level of activity, and that’s the one that reflects well on all of our businesses. So that’s a very good sign for us as well.

Tobey Sommer - SunTrust - Analyst

Right, Jack, because they are not heavily resourced and therefore have to lean on you a little bit more so?

Jack Dunn - FTI Consulting - President and CEO

Not so much that as the fact that they borrow money. So we have the banks, we do the due diligence, we have the transaction support, which we mentioned we are beefing up with adding some spectacular senior folks. There’s just a whole lot of things we can do. And, increasingly, they are also buying companies in their portfolio companies which would involve our people in their approval process — either economists or second requests. That just creates a lot of activity all around the block.

Operator

Tim McHugh, William Blair & Company

Timothy McHugh - William Blair & Company - Analyst

First I wanted to follow-up on the LECG margin if I could. Based on the $0.02 of accretion, I’m getting to a 6%, 7% margin for that overall LECG revenue, and if you said forensics was the drag — sounds like economics was

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Tim, it basically broke down that the Econ side, which is predominantly Europe and South America, came in about where we would expect, which was pretty strong. The forensics, which was a more difficult transition over — we didn’t expect to have a great quarter, although they are starting to generate very good activity. Overall, you’re right, it was about 6% to 7%, and obviously we would expect that to migrate, not in one quarter or two quarters, but it will migrate up to a more traditional margin.

Timothy McHugh - William Blair & Company - Analyst

And so, is the economics piece already at the margin you would —

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

It’s close — predominately it’s about 300 or 400 basis points below what our traditional Economic margin is, but still a healthy margin, and we would anticipate that migrating upward again. If you remember the LECG transaction, there was a lot of business that ported over on their old comp model and we allowed the people — we didn’t try to change things they were working on, we reflected our comp model, and the FTI way of doing business on the new things. And that’s going to burn itself out through the system, it will all be out of the system in this coming quarter, or the quarter that we’re in. So that’s why I would anticipate you going to see improvement across all of the LECG acquisition and the nature of the transaction — trauma that the transaction had surrounding it, of having to go in and grab these people out very quickly and put them in our organization. The normal disruption, I think that is quickly dissipating, so I think they are operating now in a more normalized environment, and these are top-flight people that we were delighted to get, and we anticipate they’re going to produce very similar results to our existing folks.

David Bannister - FTI Consulting - EVP, Chairman of the North American Region

I want to echo what Dennis just said about the people. Jack and Dennis and I and Roger have been on the road the last couple of weeks, we’ve been to London, we’re headed out to San Francisco next week and so forth, and we are thrilled with these people who came over. They’re fitting in well, they are good folks. It really has been gratifying to see how all of that has all worked.

Timothy McHugh - William Blair & Company - Analyst

Okay. On Strategic Communications, the headcount ticked down a fair amount there, can you talk about, is there turnover? I guess for the overall company and then specifically what was driving that trend?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think they are fine-tuning it. I think the capital markets in Europe have been slow. I think it’s — headcount in Asia is actually up. The headcount in America is probably moving up. They have some very strategic new hires that wouldn’t be reflected in the numbers you’ve seen, but are coming in now. In Europe they are being very cautious. I think people that are engaged in the capital markets work in Europe are very worried right now and I think the results we are seeing reflect the overall market concern. And they have cut back, especially over in Europe, to reflect what they see as the necessary complement for the balance of the year.

Timothy McHugh - William Blair & Company - Analyst

Do you have — what was turnover for the overall company?

Jack Dunn - FTI Consulting - President and CEO

The annualized number for 2011 is running right around 18% all in. That includes the special termination charges. So that number runs a bit higher than what we consider our involuntary.

Timothy McHugh - William Blair & Company - Analyst

Sure, okay. Roger, while you’re there, the tax rate, lower than normal this quarter, what are you assuming for the rest of the year?

Roger Carlile - FTI Consulting - EVP and CFO

36% for the quarter, the back half of the year is what we are assuming the tax rate will be.

Timothy McHugh - William Blair & Company - Analyst

Is the tax rate now at a new, lower level given the international expansion?

Roger Carlile - FTI Consulting - EVP and CFO

Right. For us, is we can generate more profits offshore. That allows us to drive our rate lower. Also the mix of our rates and earnings in the various states allow us to get a slightly longer state rate in a perfect environment. That is a low for us and we look to maintain that for the rest of the year and work to drive it a bit lower in the future.

Timothy McHugh - William Blair & Company - Analyst

One more if I could, Jack, you talked about your consultants and you guys believe you are close or at a bottom for the restructuring business. I think there’s been points in times where you might have thought you were close before, I guess, and is there anything that gives you more confidence — I guess maybe if you could just elaborate more on, I think you said monthly trends or something like that?

Jack Dunn - FTI Consulting - President and CEO

First of all, I think the size we are now, we are starting to see utilization rates that are reflective of the level of activity that we have, that we are not having a lot of excess people. I think the professionals, in terms of staffing their jobs, that kind of thing — are feeling — they judge it by how much trouble they have getting people, how many people they have free, and they’re sensing that they are reaching a point where they have people pretty well utilized. And I think the investments we have made in the transactions support — I think that ought to start to pay off dividends in the back half of the year. So those are the kinds of things that give me more comfort than they have the last two or three quarters. I guess also we have had a — it’s not just positive — but we have had some stabilization, if not increase, in our new matter of reports so those are all good signs for this business.

Operator

Arnold Ursaner, CJS Securities

Arnold Ursaner - CJS Securities - Analyst

Good morning. There’s been a pretty high-visibility international case in the news that would involve e-mail trails from both the UK and North America. You mentioned there are four players really capable of doing this type of work, are you the guy that is winning that business, and how might impact tech group in the quarter?

Jack Dunn - FTI Consulting - President and CEO

(inaudible) Number one, as you can imagine, we can’t talk about confidential engagements. We certainly would be a company that would be considered for cases like that.

Arnold Ursaner - CJS Securities - Analyst

Okay. I want to go back to your guidance — what you reiterated versus what you had put out in May. But, subsequent to that, you took some cost-cutting reductions that were expected to have a $9 million benefit in the second half. So, conceptually, if you are just reiterating guidance after hopefully getting a $9 million cost saving from actions you have taken, was that known when you gave your guidance in Q2, or expected, or is there some offsetting factor that’s reducing your views by $9 million?

Jack Dunn - FTI Consulting - President and CEO

No, I think the $9 million was anticipated in Q2 and that was baked into the number.

Arnold Ursaner - CJS Securities - Analyst

So when you actually gave your Q2 guidance, even though you hadn’t taken the actions, your view is that was it was built into it?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Right, we were getting a pretty firm feel of where corporate finance was probably going to go to, and the decline that we saw, predominately, the bulk of the charge was related to corporate finance, and that was driven by the declining demand curve that we saw — it seems to be starting to flatten out, as Jack said.

Roger Carlile - FTI Consulting - EVP and CFO

We also will spend a little bit of that money. We will be re-investing, as I mentioned, in the transaction support business, so we are keeping a little — that’s not just straight [adnon]. Hopefully, as we blend it in and spread it, it won’t be that dramatic, but we will spend a little bit of it.

Arnold Ursaner - CJS Securities - Analyst

My final question relates to some cost issues in the back half of the year. You had indicated you had expected about a $0.15 hit from investments for international service centers and CRM, and you’ve also been talking about much more sizable branding expenditures in both Q2 and the back half of the year. Can you freshen up where we stand on both of those cost items for the balance of the year?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think on the branding, we have been spending pretty consistently on the integration of all of our brands into one. I would say that would — the experience that you see in the second quarter would probably be replicated in the third — possibly a little higher in the fourth, but not a dramatic run rate increase, Arnie. I think on — I’ll let Roger, since he’s doing the service centers, talk about those.

Roger Carlile - FTI Consulting - EVP and CFO

All of the service centers are now in place, particularly the one in Hong Kong. There will be — you will see a full run rate. Q2 was a partial run rate, you will see a full run rate of amortization, depreciation and personnel costs for that, so I think you’ll see a slight — for those issues you will see a slight build in Q3 and Q4 for what you saw in Q2. Our SG&A was up from last year, but the bulk of that is related primarily to the LECG transaction, rent, facilities we took on there, and other LECG expense. I think SG&A, as Dennis said, will build — still build into the back half a bit, but, we think, not dramatically.

Arnold Ursaner - CJS Securities - Analyst

One more mechanical question, you mentioned you had a one-time impact from some compensation expense and strategic and financial communications. What would a normalized margin have looked like in Q2? X-ing out that one-time expense.

Roger Carlile - FTI Consulting - EVP and CFO

I think we think it’d be about two basis points higher (multiple speakers) — 100 basis points — I’m sorry — higher — 2 percentage points.

Operator

Scott Schneeberger, Oppenheimer

Scott Schneeberger - Oppenheimer & Co. - Analyst

Thanks. Good morning. The first question, you allude to in the press release, about a — within the tech consulting group — a sizable — getting an exact quote here — several large client assignments. I guess I can guess at what, maybe, a few would be. But, historically, in the third quarter, we have seen a slowdown in tech consulting from time to time. I’m just curious, what kind of tail or legs do you see that some of the activities on the first half there carrying into the back half?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think the client assignments that they’re referencing here — I think the present thinking is that they will extend into 2012. How deeply into ‘12, we are not sure yet, but certainly they will impact Q1 and Q2 of next year. You are right, we have a seasonal slowdown in the company in Q3, and I think a lot of times that’s simply driven by courts and things not wanting to do very much in August. And then, while it doesn’t impact tech specifically, I will just reiterate that the larger we become in Europe, the more we will be affected by the fact that, for the most part, Europe doesn’t do an awful lot of business in the month of August and there’s nothing we can do to change that, even if our people are willing to work and not go on holiday. They don’t have a the cooperation of the clients and the intermediaries, you’re not going to get a lot done. So we would anticipate, going forward, Q3 will continue to be our slower quarter, and it’s really driven by August. And you’re right, tech could be impacted by it because a lot of things they do revolve around production for quartz and things like that, which tend to slow down in August.

Scott Schneeberger - Oppenheimer & Co. - Analyst

Okay. Thanks. And then, to the extent you can get this granular, with NFLC, can you address how much are you seeing that is regulatory-driven as opposed to corporate litigation-driven? Just a feeling for mix there, and which is stronger, weaker, momentum you’ve seen, and if you could bucket it that way? Thanks.

Jack Dunn - FTI Consulting - President and CEO

Included in regulatory would be things that are related to securities fraud and things like that. I think the big difference that we are seeing now is the general litigation stuff is starting to rebound a little bit. We’ve been — one of the things that kept us strong during the time when some of our competitors or the industry was down was the specialization that we had. It was the regulatory work we were doing on those major matters that are in the headlines every day. And it was our global risk practice. So I think the big driver there is the — in the day in and day out — is the general commercial litigation. And that is what we are starting to see a little bit of a rebound in, so I would say it’s always numerically, probably, the bulk of it, but it has been kind of flat, now it’s starting to grow a little bit.

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

And they’ve done a good job. Remember, they were the ones that really benefited two years ago from landing the mega, mega forensic investigations. Madoff, for example, is probably running at half the rate that it did last year. So they’ve more than made up for several of the large assignments that have burnt off. I think the other area that we are pleasantly surprised in is the demand for the forensic services and the special investigations out in Asia has really started to pick up. And I think that’s a reflection of in-bound capital movements back into those economies, and the demand for the services that we provide in front of those capital flows. So that has been clearly a change that we have seen in the last four months.

Scott Schneeberger - Oppenheimer & Co. - Analyst

Thanks, one more, if I can sneak in. Just an update, I know it’s been a while, and so it’s probably well integrated, but SMG with regard to the real estate practice within Corp Fin/Restructuring, any thoughts there?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think it is still basically a year-over-year flat business. I think we see bursts of activity, especially in a couple of the large metro markets, but where SMG really provides value added and expertise is on the front end of large real estate transactions, the structuring part. And unfortunately, it seems to be very busy one quarter and then it slows down for two quarters, very busy one quarter. We have not seen what I would call a capitulation in the real estate market, so the cap rates haven’t gotten so low where everything has flown in. We are consolidating as part of the movements that we have made in our organizational structure. We are consolidating a very prominent real estate practice that we have on the restructuring side led by Ron Greenspan in California for us, with our SMG group in New York to try to get more scale and more power in the market by putting two well-thought-of groups together. Approaching real estate from little different perspectives, but we think together they will have a better go-to-market opportunity then approaching it separately.

Jack Dunn - FTI Consulting - President and CEO

Going back to your question on the regulatory versus other. It’s a real back-of-the-envelope number, but you could make a case that about 40% of the segment’s revenues are related to some kind of investigation that’s regulatory-driven or regulatory-related, something like that. That would be FCPA, that would be securities fraud, that would be that kind of thing.

Operator

David Gold, Sidoti and Co.

David Gold - Sidoti & Company - Analyst

The first one is an easy question. (laughter) And that is, can you give a little bit of color on the variance, or what was different between EPS at the time you gave the pre-announcement and when we reported, what came out differently?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Yes. We had a new CFO who wanted to be very conservative. (laughter)

David Gold - Sidoti & Company - Analyst

Are we saying the old CFO wasn’t good? (laughter)

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Well I think — he’s sitting right to my left. No, I think in all honesty, David — if we would’ve had our druthers we would have liked to have waited and announced the special charge in conjunction with our real numbers. I think, because we decided for the sake of the morale of our people to get it all over with in one fell swoop and do it in the quarter. We were required to make an announcement. We didn’t want to just make the announcement to you guys of, here is the charge and trust us, in four weeks you will hear the real numbers. So we tried to give you a range we were highly confident of from the point of view the revenues. And a best guesstimates at the time we really hadn’t closed the books up. The main variable, as you can imagine, is we ported over a lot of people in different parts of the world with different degrees of work in progress that we were trying to get to get our arms around, and bills out, and things in LECG. It came out a little better than we expected, we had expected more of a negative impact on earnings. So you can just turn around and do the math in your head. You picked up a couple cents on the tax rate and that was driven by the fact that the earnings were stronger overseas than we had anticipated. You picked up a couple of cents on LECG versus the anticipation of a $0.02 or $0.03 drag. You go from $0.57, $0.58, which was our initial estimate. You pick up $0.02 on taxes and LECG flips to a $0.02 positive from a $0.03 negative, and you’re at $0.64. So, it wasn’t a lot more than that, and I was being somewhat facetious about Roger, we certainly weren’t going to blame him for trying to be conservative given the first time integration and reporting of those numbers through our system.

David Gold - Sidoti & Company - Analyst

Okay. Looking at things a little more business specifically, can you speak a little bit to the uptick both you and some competitors are seeing on the FLC side, particularly from litigation? And I’d be interested to hear your take on what is driving that. Are the pipelines now opening up, or are folks just more comfortable all of a sudden spending?

Jack Dunn - FTI Consulting - President and CEO

Well I think, as we have mentioned, we did see a sea change in the beginning of the year, in terms of corporate legal departments having budgets for litigation matters and that kind of thing. So I think we are starting to see some of the fruit of that. I think, also, as you’ve seen in our particular case, as you have seen more business being done, investment banks and PE firms starting to put money out around the world, our investigation practice has been very, very strong. You’ve seen the growth that I mentioned that we had outside the United States. And then, I guess the final thing is that we were talking earlier about whether the M&A work that we were seeing in Economic Consulting was a leading or a trailing indicator. What you are seeing as a trailing indicator is the fact that all the litigation from the excesses of the credit markets and all have now come into fruition. We are — remember that our — half of our Econ or so, maybe a third to a half of it, is what other people would have in their litigation, so there is a lot of litigation active now, following all the things on the collateralized mortgages and all of that. All of the litigation followings. So, I think you are seeing everybody participating in that to some degree.

Roger Carlile - FTI Consulting - EVP and CFO

Our investigative side is up significantly, not only in Asia, as I’ve talked about, David, but also here in the States, where companies are actually investigating various things. So it hasn’t matured into potential civil litigation, but some of these our internal issues, some of those are FCPA issues, especially driven over in Europe, and some of the FLC work is special investigation, as I said, in front of flows of capital in Latin America and Asia.

David Gold - Sidoti & Company - Analyst

I guess what I’m getting at, or the heart of my question, is given the last couple of years and how quiet things have been, do we think that some or much of this is courts basically pushing things now through calendar, which would suggest you have a pretty good pipeline there?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Well, it’s clients. I think it is more Jack’s answer. You have companies that have done a great job of cost control and have sat down and kept waiting for the tea leaves to be clear for them and now they are not hesitating on moving forward on pent-up litigation.

Roger Carlile - FTI Consulting - EVP and CFO

David, it’s Roger. Being I was in that business, I can’t help myself but want to talk about it. [Laughter] What Dennis said is correct. You have a few trends there. So, one, you have the credit crisis litigation that is coming to fruition. Two, I think you’re right. I think what Jack said about budgets, in the crisis, we found that a lot of litigation was discretionary in timing, could be deferred. Some was not intellectual property. Some of those kinds of things are tough to defer; but a lot of the core — basic sort of business litigation could be deferred. I think it was deferred until the general counsel’s budgets were loosened up a bit and that started coming out this year. And, of course, the question as you look forward, as Jack mentioned in the commentary about the economy, is will that stay, or will the corporates pull back again. I mean, right now the corporates seem to be reporting pretty good earnings, and they have lots of cash, so we are helpful they are not going to pull back, but that would be the issue in their budgets.

David Gold - Sidoti & Company - Analyst

Just one other, I think there was a comment in there along the lines, with regards to Corporate Finance/Restructuring, that now we are better positioned for this economy, so to speak. I guess I’m curious if you can elaborate a little more on that as to, essentially, if the economy stays as it is in a holding pattern, where are we, where do we expect the growth to come from?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think what we’re seeing — I think we expect some sort of — a reorientation of corporate finance. If the economy stays the way it is right now — right now we are experiencing about a $100 million run rate, in round numbers, globally, on corporate finance. We have seen that for a couple of quarters and our people feel that’s a number that looks good for the next couple of quarters. The composition of that number is changing. One, Asia is doing very well, it’s a different market. And in Europe, right now, they’ve gotten a little busier, and your prediction of Europe probably — might be better than our prediction of Europe or what’s going to happen over there, but they’ve certainly gotten a little busier. US restructuring continues to decline but it’s offset by our more pro-cyclical parts. So healthcare is having a very good first six months. Our process improvement work and our communications, media and entertainment group is having a very good first six months, and our transaction support group, as Jack said, we are starting to beef that up, because we see demand coming back into there. So, I think it is somewhat of a rearrangement of where the revenue flows come, but what we’re seeing now is, I would call an equilibration, where the decline in US restructuring, which has still been significant, is being offset in the US by other opportunities. Asia doing well, Europe starting to pick up. I would say Europe is a wild card, to a certain extent, by the end of the year, but to our people it appears that the run rate we are in right now makes sense and that is the adjustments we made to align everything to that run rate.

Operator

Kevin McVeigh, Macquarie

Kevin McVeigh - Macquarie Research - Analyst

I wonder if you could give us a sense of what size run rate the corporate fin business is scaled for now? As you think about annualized revenue, given some of the actions you’ve taken.

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Kevin, I think what I was just trying to say to David is, we are looking at a rearrangement of the revenues that seems to be equilibrating at about $100 million per quarter revenue run rate. We’ve experienced that the last couple of quarters. It appears that for the next couple quarters that’s a run rate that makes some sense. It will change, in other words, the restructuring business in the US, given the economy stays the way it is, and given you have an election year, to where you have a government motivated not see a lot of defaults or a lot of bankruptcies, we would anticipate restructuring to continue to [decline] but it is being offset by more pro-cyclical activities inside of corporate finance like process improvement work, and communications and media, and our healthcare business. Asia is doing well. Europe has certainly picked up, but again we don’t know how much of that is a short-term blip or whether we are looking at a sustained trend given the endemic problems that we’re all watching in Europe.

Jack Dunn - FTI Consulting - President and CEO

I would remind folks — I don’t — not sure the economy is out of the woods yet, and I’m not sure, as we get to the back half of the year, and as we get — certainly, by the time after the election next year, we’re not just wiping out all our bets that restructuring might have a pretty good period in the next couple — 18 months. So, we definitely want to save assets there, because we are the best and the largest restructuring firm in the US.

Kevin McVeigh - Macquarie Research - Analyst

As you think about the client mix, how much of it — or the large engagement versus smaller or medium-sized today?

Jack Dunn - FTI Consulting - President and CEO

In corporate finance?

Kevin McVeigh - Macquarie Research - Analyst

Yes, and then just, as we think about it —

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think the vast bulk of the large assignments have either burnt off or are in final fee stage. There are a couple larger assignments that we picked up, but they are not of the magnitude of what we experienced in 2008, 2009 and into 2010. We have been successful in picking up more middle-market work. But, as you can just simply look at the default rates, there have been very few defaults in the larger end of the spectrum, and so the Lehman Brothers, the General Motors, the things that we have worked on are winding down for have wound down.

Kevin McVeigh - Macquarie Research - Analyst

If I could, the margin structure of that business, should we assume the 17% to 20% over the next couple of quarters? Is that a good way to think about it?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think the margin structure is clearly driven by the velocity of the decline. It’s hard to equilibrate margins when you have the velocity of decline in revenues that we’ve experienced in corporate finance. I mean, all of our businesses can’t turn on a dime, they’re too big. This one can’t turn a dime. But we would anticipate that margin solidifying and improving slightly. It’s not going to go back into the 30s until you have a frothy restructuring market where we again would get pricing power which we don’t have right now.

Operator

Joseph Foresi, Janney Montgomery Scott

Joseph Foresi - Janney Montgomery Scott - Analyst

I was wondering if you could give us a little further breakdown of what is happening in Europe?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

From what point of view?

Joseph Foresi - Janney Montgomery Scott - Analyst

Just geographically, where you’re placed and the services you are offering.

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I will start off, London is rapidly becoming our largest operation. I think it’s number two in total headcount. It obviously has unique advantages sitting on the zero branch mean meridian — and able to do business on an active business day in both Asia, Europe and the Americas. We have added substantially to our operation in France. We have an extremely successful group in strategic communications over there. We’ve added Econ and international arbitration capabilities there, and we anticipate that the combined groups will grow and do very well. We had a startup operation over the past couple of years that was growing and doing nicely in forensics in Spain. We added to that restructuring in Spain and then we made a significant addition with Jorge Padilla’s group that came over from LECG and Econ, which has a substantial presence in Madrid. So, clearly, we are investing more in Madrid. Our Moscow office is busy. It has a lot of pent-up capital markets transaction work, but right now the capital markets are being extremely selective in what they are letting out. If those markets improve, there’s a high volume of business for us there. And I think we continue to invest in Germany. We are, on a relative basis, very small in Germany, given the size of the consulting spend in Germany. And you can anticipate that would be an area that we would be investing aggressively in over the next three years.

Joseph Foresi - Janney Montgomery Scott - Analyst

It sounds like the risk is probably the capital market stuff in Spain? Is that — I’m just trying to get a feel for you know what —

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Well it’s not capital, the capital markets are slow. If you look at it from a macro point of view, the drag on the European — if there is any, obviously their growth was fantastic, as Jack said earlier. The capital markets work specifically based in our communications groups in Europe is slow. That’s not a function of our groups, it’s a function of the markets themselves. Our backlog is probably larger than we’ve ever had for capital markets transactions. It’s simply that the markets, for all the reasons we are all staring at on our screens, are very worried about other things, number one, and approaching new capital transactions with a high degree of trepidation. I think that would be where — if that worsens, we can see a little bit of slowdown. If that picks up, there is significant operating leverage for us if those markets pick up and return to any degree of normalcy we’ve seen back in healthier periods.

Jack Dunn - FTI Consulting - President and CEO

I think, a little bit, our results in EMEA are masking what is otherwise a very bad situation in terms of the economy. We are very lucky that we have specialized practices, we’re very fortunate that our Technology business there is one of the few that can handle some of the huge investigations that have now migrated from being US centric to being global. The same for our forensic litigation. I think that the fact we have the top, bar-none international arbitration practice in the world bodes very, very well for London, because as you can imagine — because of the very reasons Dennis said, that’s a hub for that kind of thing. It’s a stable legal system, it gets it out of the hotspots of the world. You can go there out of Asia, out of the US, out of South America. But I think the economy there is very poor, I think the business activity, it’s like the US without M&A. There has not been the vibrant practice of M&A that there has been over here. I think the banks are much more cautious in terms of their ability to do transactions than we are. So I think we are very fortunate to have the platform that we have built at FTI, because we are getting much more than our fair share of business in EMEA right now. Hopefully, as their situation improves and they correct their debt situation — ha, ha — that that economy will improve a little bit and we should do even better there. Especially, as Dennis said and as you mentioned, in the capital markets area.

Joseph Foresi - Janney Montgomery Scott - Analyst

One last one, if you could talk a little bit about pricing and what you are seeing in the different groups, in particular, e-discovery?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I think on e-discovery, the pricing has been balanced, as we constantly say, the cost of storage declines each year and your volume of materials to store and manage increases, and that has not changed. So we certainly have seen price stabilization on the Technology side. I think David said maybe it’s because of the acquisitions, maybe it’s because some of the companies are starting to dress themselves up to be acquired. We have seen more price stability. And in the higher end of the market, where some of our large assignments are, it never has seen the degree of price sensitivity that you see in the middle of the market. So I would say we have been witnessing price stability over the last trailing couple of quarters, offset by the normal decline in storage costs, but more than offset by a significant increase in volume.

Jack Dunn - FTI Consulting - President and CEO

And new product development. We are a technology company.

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Yes. I think our acuity product has been extremely well received by the marketplace. We think it has a chance to be a disruptive offering, and we are extremely pleased with the uptake of the product, its performance and the cost benefit that it is generating for the clients who are using it. And as of right now that is not a price-sensitive product.

Operator

Dan Leben, Robert W. Baird

Daniel Leben - Robert W. Baird & Company, Inc. - Analyst

Could you talk about the impact of FX on the top line in the quarter, both at the corporate level and if there’s any segments that are materially different from that?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Yes, FX has about a $6.5 million revenue impact — positive impact to revenue. It was — had no impact to EPS. (multiple speakers)

Jack Dunn - FTI Consulting - President and CEO

Predominately in Strategic Communications.

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

Correct.

Daniel Leben - Robert W. Baird & Company, Inc. - Analyst

Okay, great. And then looking at the Tech segment and looking at the incremental margin progression there. How should we think about that going forward? Shouldn’t this business have a higher incremental margin than somewhere in the mid- 30s?

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

No, it’s a — remember, it is a hybrid business. It is a mixture of consulting and technology, but if you turn around and say, your classic tech margins are much higher, because at the end of the day it’s either an on-demand service or media, you then have to blend that in with a consulting margin in the 20s. And so you can do the math. They’re taking a tech margin, blending it in with a consulting margin in the 20s, and you’re coming up in the mid-30s. So I think if you look at a lot of the SaaS — I would say look at a lot of the SaaS companies, software as a service, where they have more of a hybrid model, and I think you see most of them operate in the mid- to higher 30s, which is about where we’re bouncing around.

Jack Dunn - FTI Consulting - President and CEO

Yes, I think we have been very clear our expectation of that business is to be in the mid- 30s.

Dennis Shaughnessy - FTI Consulting - Chairman of the Board

I would say that’s a better proxy. Look at the SaaS companies and as you compare those margins, too, we are in line with those companies.

Operator

And that’s all the time we have for questions today. I’d like to turn it back over to Mr. Jack Dunn for additional or closing remarks.

Jack Dunn - FTI Consulting - President and CEO

All I’d like to say is, again, thank you all for joining us. And I know people are scheduled for chats with Roger, so we look forward to speaking to all of you. And we would like feedback if you like this new format, where we cut down on the prepared remarks and leave much more time for Q&A. Thank you again.

Operator

And that does conclude today’s conference. We thank everyone for their participation.